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                     February 15, 2022

       Jason Aiken
       Chief Financial Officer
       General Dynamics Corporation
       11011 Sunset Hills Road
       Reston, Virginia 20190

                                                        Re: General Dynamics
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 9,
2021
                                                            File No. 001-03671

       Dear Mr. Aiken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing